SALE AGREEMENT

This Sale Agreement (“Agreement”) is made on 6th of July 2017

BETWEEN:	SOLDINO GROUP CORP. (“Seller”) a corporation organized and existing under the laws of Nevada, USA, with its head office located at: Via Busco, 4 31027 Treviso Italy
AND:	Divertimento E Di Festa S.R.L. (“Buyer”) an enterprise organized and existing under the laws of Republic of Italy, with its head office located at: Viale Graziano Appiani, 20/b 31100 Treviso Italy

1.

SALE OF GOODS. Seller should sell and Buyer should purchase following Goods (“Goods”):

The Buyer has requested to sew blouse, skirt, trousers, tie, jacket, fancy dress, costume, dress from 100% silk material. The Buyer has requested to sew the stripes designed by the Seller as well. The quantity of the specified clothing will be disclosed in the invoice to the order. The order from the Buyer has priority among other orders.

2.

 NOTICE. Buyer shall give Seller 10 days’ notice regarding any changes to the quantity of items requested for purchasing. Seller shall refund any extra payment accordingly.

3.

PAYMENTS. Buyer shall pay for the Goods in advance an amount of $11,700.00. The remain balance after the Goods are received by the Buyer. The Goods quantity and specification is provided in invoice accordingly. Any further payment should be made in accordance to the invoice respectively.

4.

IDENTIFICATION OF GOODS. Identification of the Goods to this Agreement shell not be deemed to have been made until both Buyer and Seller have specified that the Goods in question are to be appropriate to the performance of this Sales Contract.

5.

RISK OF LOSS. The risk of the loss to any casualty to the Goods, regardless of the cause, shall be on Seller until the Goods have been accepted by Buyer.

6.

RIGHT OF THE INSPECTION. Buyer shall have the right to inspect the Goods, Buyer must give notice to seller of any claims or damages because condition, quality of Goods, and the Buyer must specify the basis of the claim of Buyer in detail. The failure of the Buyer to comply with these conditions shell constitutes irrevocable acceptance of the Goods by Buyer.

7.

WARRANTY. Seller warrants that the Goods sold hereunder are free from substantial defects in workmanship and materials. Seller’s liability under the foregoing warranty is limited to replacement of Goods or repair of defects or refund of the purchase price at Seller’s sole option. No other warranty, express or implied, is made by Seller, and none shall be imputed or presumed.

8.

FORCE MAJEURE. Seller may, without liability, delay performance or cancel this Agreement because force majeure events or other circumstances beyond its control, including, but not limited to, strikes, acts of God, political unrest, embargo, failure of source of supply, or casualty.

9.

 MISCELLANEOUS. This Agreement contains the entire agreement between the parties and supersedes and replaces all such prior agreements with respect to matters expressly set forth herein. No modification shall be made to this Agreement except in writing and signed by both parties. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors, assigns and personal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER	BUYER
Authorized signature /s/ Aurora Fiorin	Authorized signature /s/ Salvatore Romano
Director of Soldino Group Corp. Aurora Fiorin Printed Name and Title	Director of Divertimento E Di Festa S.R.L. Salvatore Romano Printed Name and Title